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                                                                    EXHIBIT 11.4

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  THREE MONTHS
                                                                                  ENDED MARCH
                                                                                    31, 1996
                                                                                 --------------
Net income.....................................................................     $  3,350
                                                                                 ===========
Weighted average shares outstanding:
  Common stock.................................................................       80,100
  Assumed conversion of stock options and warrants(1)..........................        7,128
                                                                                 --------------
          Total shares.........................................................       87,228
                                                                                 ===========
          Net income per share.................................................     $   0.04
                                                                                 ===========

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(1) Stock options and warrants granted subsequent to January 2, 1995 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.